Exhibit 99.1

EVHC News - For Immediate Release

Contact:	Bob East
Westwicke Partners
443-213-0502
Bob.East@westwicke.com

ENVISION HEALTHCARE REPORTS FOURTH QUARTER AND

FULL YEAR 2013 RESULTS AND REAFFIRMS 2014 GUIDANCE

Greenwood Village, Colorado (March 5, 2014) — Envision Healthcare Holdings, Inc. (NYSE: EVHC) (“EVHC” or the “Company”) today announces results for the fourth quarter and full year 2013. All comparisons included in this release are for fourth quarter or full year 2013 to fourth quarter or full year 2012 unless otherwise noted.

Highlights:

•                  Fourth quarter 2013 net revenue was $984.8 million, an increase of 13.0%, or 18.0% excluding $37.2 million of revenue from the fourth quarter 2012 Hurricane Sandy FEMA deployment;

•                  Fourth quarter 2013 Adjusted EBITDA was $117.2 million, an increase of 3.6%. Excluding insurance reserve adjustments of $9.7 million for two recent significantly higher than expected malpractice awards on cases filed in 2009 and 2011, fourth quarter Adjusted EBITDA was $126.9 million, an increase of 12.2%. Full year Adjusted EBITDA was $445.7 million. Excluding the impact of the aforementioned malpractice cases, full year Adjusted EBITDA was $455.4 million;

•                  Fourth quarter 2013 Adjusted EPS was $0.20, including a $0.03 dilutive impact from the aforementioned malpractice cases. GAAP diluted EPS was $0.04;

•                  On February 5, 2014, the Company completed the acquisition of Life Line Ambulance in Arizona with annualized revenue of approximately $16 million; and

•                  The Company reaffirms previously announced 2014 Adjusted EPS guidance of $1.10 to $1.15 and Adjusted EBITDA guidance of $538 million to $545 million.

William A. Sanger, Chief Executive Officer, said, “In the fourth quarter, we saw continued record-setting organic growth in both segments. EmCare maintained its accelerated pace for contract starts and AMR started the largest 911 contract we have seen in several years. These combined results contributed to another remarkable year. Looking forward, we believe our differentiated product offerings, which are specifically designed to address the challenges of our customers in a changing healthcare landscape, will provide us the opportunity to continue our growth.”

Results of Operations for the Fourth Quarter of 2013

For the fourth quarter of 2013, EVHC generated net revenue of $984.8 million, an increase of 13.0%, or 18.0% excluding the FEMA deployment.

Adjusted EBITDA was $117.2 million, an increase of 3.6%, or $126.9 million, an increase of 12.2%, excluding the $9.7 million impact from two recent significantly higher than expected malpractice awards on cases filed in 2009 and 2011. The increase in Adjusted EBITDA is primarily attributable to the impact of increased volume from net new contracts and increased revenue from same store contracts and acquisitions.

EVHC generated net income of $7.9 million compared to net income of $12.3 million. The decrease in net income is primarily attributable to the tax-effected impact of $38.7 million in costs related to the partial redemption of the 8.125% Senior Notes due 2019 (“2019 Notes”) on December 30, 2013, partially offset by lower interest expense due to debt reduction from IPO proceeds in August 2013.

Segment Results for the Fourth Quarter of 2013

EVHC operates two business segments: EmCare Holdings Inc. (“EmCare”), the Company’s facility-based and post-acute care physician services segment and American Medical Response, Inc. (“AMR”), the Company’s healthcare transportation services segment.

EmCare

EmCare generated net revenue of $629.6 million, an increase of $118.3 million or 23.1%. Organic growth was 16.8% primarily attributable to an increase of $72.4 million, or 14.2%, from net new contracts, and an increase of $13.4 million, or 2.6%, from same store contracts. Revenue from acquisitions increased $32.5 million or 6.3%.

Adjusted EBITDA was $75.3 million compared to $71.4 million, an increase of $3.9 million, or 5.4%. Excluding the impact of the two malpractice cases, Adjusted EBITDA was $85.0 million, an increase of 19.0% which was primarily driven by the net impact of revenue increases from net new contracts and same store revenue growth. These were offset by higher compensation costs and other related start-up costs associated with new contract starts. Excluding the impact of the two malpractice cases, insurance trends continue to be stable as expense for the fourth quarter of 2013 included a favorable prior period insurance adjustment of $0.9 million compared to a favorable prior period adjustment of $3.0 million in 2012. Income from operations was $63.0 million, an increase of 15.0%.

American Medical Response (AMR)

For the fourth quarter of 2013, AMR generated net revenue of $355.2 million, a decrease of $5.3 million, or 1.5%. Excluding the $37.2 million of revenue in 2012 for the FEMA deployment, AMR generated a net revenue increase of $31.8 million or 9.8%. Organic growth was 5.2% driven by new 911 contract wins and increased revenue in existing markets. Acquisition growth was 4.6%.

Adjusted EBITDA was $41.9 million in the fourth quarter of 2013 which was equivalent to the same quarter in 2012. Excluding the impact of the FEMA deployment in 2012, Adjusted EBITDA and margins improved substantially. This was attributable to revenue increases in existing markets, new contract wins, acquisitions and lower expenses due to cost saving initiatives. Insurance expense for the fourth quarter of 2013 included a favorable prior period adjustment of $0.9 million compared to an unfavorable prior period adjustment of $0.3 million. Income from operations was $21.6 million, an increase of 4.3%.

Cash Flows for the Fourth Quarter of 2013

Cash provided by operating activities was $28.5 million, compared to $47.2 million. The decrease of $18.7 million was primarily driven by an increase in accounts receivable at December 31, 2013. Days Sales Outstanding (“DSO”) increased by two days from the third quarter of 2013. While AMR’s DSO decreased by one day, EmCare’s DSO increased 5 days primarily as a result of provider enrollments previously delayed by CMS and a significant number of new contract starts.

Net cash used in investing activities was $28.6 million, compared to $187.5 million. Acquisitions were $7.7 million, compared to $172.4 million. Net capital expenditures increased $4.3 million primarily due to timing differences.

Net cash used in financing activities was $371.0 million compared to net cash provided by financing activities of $69.7 million.  During the quarter, a payment of $354.3 million was made to partially redeem the 2019 Notes, which included a $27.0 million redemption premium. At December 31, 2013, there were no amounts outstanding under the revolving credit facility.

Adjusted Free Cash Flow was $7.7 million, compared to $32.2 million. The difference is primarily attributable to aforementioned changes in accounts receivable at EmCare.

Results of Operations for the Full Year 2013

EVHC net revenue was $3.73 billion, an increase of 13.0%, or 14.5% excluding FEMA deployment revenue in 2012 of $44.1 million.

Adjusted EBITDA was $445.7 million, an increase of 10.2%. Excluding the impact of the two malpractice cases, Adjusted EBITDA was $455.4 million. This increase is primarily attributable to the impact of increased volume from net new contracts, increased revenue from existing contracts and acquisitions.

Net income of $6.0 million was affected by $88.4 million from the IPO-Related Costs in the third quarter, along with the early redemption costs for the PIK Notes and 2019 Notes. Net income for the year ended 2012 was $41.2 million.

Segment Results for the Full Year 2013

EmCare’s net revenue was $2.36 billion, an increase of 23.2%. Adjusted EBITDA was $294.0 million, an increase of 12.8%. Excluding the impact of the two malpractice cases, Adjusted EBITDA was $303.7 million. Income from operations was $219.8 million, an increase of 10.3%.

AMR’s net revenue was $1.37 billion, a decrease of 1.1%. Excluding 2012 FEMA deployment revenue, net revenue increased 2.1%. Adjusted EBITDA was $151.7 million, an increase of 5.4%. Income from operations was $57.0 million, a decrease of 1.1%.

Cash Flows for the Full Year 2013

Cash provided by operating activities was $112.3 million, excluding $58.2 million in non-recurring outflows, compared to $216.4 million. The non-recurring operating outflows included the IPO-Related Costs outflows of $20 million, a $13.7 million operating cash flow payment to settle a prior shareholder lawsuit, and $24.5 million of payments related to a 2012 AMR contract termination and the 2012 FEMA deployment. The remaining difference of $104.1 million primarily relates to an income tax refund of $43.0 million received in the third quarter of 2012 and an increase in accounts receivable in 2013. While AMR’s DSO decreased 5 days, EmCare’s DSO increased 17 days primarily as a result of provider enrollments previously delayed by CMS and a significant number of new contract starts as previously noted.

Net cash used in investing activities was $98.6 million, compared to net cash used in investing activities of $154.0 million. The change is primarily due to a return of insurance collateral of approximately $100 million in 2012. Acquisitions of businesses totaled $35.1 million compared to $193.0 million. Net cash capital expenditures increased $12.1 million primarily due to new AMR 911 contract wins.

Net cash provided by financing activities was $191.4 million, compared to net cash used in financing activities of $138.6 million. The increase in cash provided by financing activities is primarily related to proceeds from the IPO offset by redemption of the PIK Notes, partial redemption of the 2019 Notes and payment to settle a prior shareholder lawsuit.

Adjusted Free Cash Flow was $48.8 million compared to $255.4 million. The decrease is primarily attributable to the aforementioned return of insurance collateral, income tax refund received in 2012 and the increase in EmCare accounts receivable.

A description of the non-GAAP measures, Adjusted EPS, Adjusted EBITDA, and Adjusted Free Cash Flow, and a reconciliation of non-GAAP to GAAP financial measures are included in this press release.

2014 Guidance

The Company reaffirms previously announced 2014 Adjusted EPS guidance of $1.10 to $1.15, and Adjusted EBITDA guidance of $538 million to $545 million. This guidance includes an estimated Adjusted EBITDA benefit from Medicaid parity ranging from $17 million to $20 million, but does not include other benefits from healthcare reform.

Conference Call

EVHC management will host a conference call and live audio webcast today Wednesday, March 5, 2014, at 5 p.m. Eastern Standard Time, to discuss the Company’s financial results. Interested participants may listen to the call by dialing 800-857-6466 or 517-623-4761 for international callers and referencing participant code 51200 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through April 5, 2014, at 888-562-8235 or 402-220-6514 for international callers. An audio file will be archived for 90 days on the investor relations section of the Company’s investor relations website - investor.evhc.net.

About Envision Healthcare Holdings, Inc.

Envision Healthcare Holdings, Inc. and our more than 30,000 employees and affiliated clinicians offer an array of healthcare-related services to consumers, hospitals, healthcare systems, health plans and local, state and national government entities. Through Envision Healthcare Corporation, we operate American Medical Response, Inc. (“AMR”), EmCare Holdings, Inc. (“EmCare”) and Evolution Health, LLC (“Evolution Health”). AMR is a provider and manager of community-based medical transportation services, including emergency (‘‘911’’), non-emergency, managed transportation, fixed-wing air ambulance and disaster response. EmCare is a provider of integrated facility-based physician services, including emergency, anesthesiology, hospitalist/inpatient care, radiology, tele-radiology and surgery. Evolution Health provides comprehensive care to patients across various settings, many of whom suffer from advanced illnesses and chronic diseases. We are headquartered in Greenwood Village, Colorado. For additional information, visit www.evhc.net.

Forward-Looking Statements

Certain statements and information herein may be deemed to be “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2014 Adjusted EBITDA and Adjusted EPS guidance, objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. Any forward-looking statements herein are made as of the date of this press release, and EVHC undertakes no duty to update or revise any such statements. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments and business decisions to differ materially from forward-looking statements are described in EVHC’s filings with the U.S. Securities and Exchange Commission from time to time, including in the section entitled “Risk Factors” in the Company’s Registration Statements on Form S-1 and subsequent periodic reports. Among the factors that could cause future results to differ materially from those provided in this press release are: decreases in our revenue and profit margin under our fee-for-service contracts due to changes in volume, payor mix and third party reimbursement rates, including from political discord in the federal budgeting process; the loss of existing contracts; failure to accurately assess costs under new contracts; difficulties in our ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians; failure to implement some or all of our business strategies, including our efforts to grow our Evolution Health business and cross-sell our services; lawsuits for which we are not fully reserved; the adequacy of our insurance coverage and insurance reserves; our ability to successfully integrate strategic acquisitions; the high level of competition in the markets we serve; the cost of capital expenditures to maintain and upgrade our vehicle fleet and medical equipment; the loss of one or more members of our senior management team; our ability to maintain or implement complex information systems; disruptions in disaster recovery systems or management continuity planning; our ability to adequately protect our intellectual property and other proprietary rights or to defend against intellectual property infringement claims; challenges by tax authorities on our treatment of certain physicians as independent contractors; the impact of labor union representation; the impact of fluctuations in results due to our national contract with FEMA; potential penalties or changes to our operations if we fail to comply with extensive and complex government regulation of our industry; the impact of changes in the healthcare industry, including changes due to healthcare reform; our ability to timely enroll our providers in the Medicare program; our ability to restructure our operations to comply with future changes in government regulation; the outcome of government investigations of certain of our business practices; our ability to comply with the terms of our settlement agreements with the government; our ability to generate cash flow to service our substantial debt obligations; the significant influence of investment funds sponsored by, or affiliated with, CD&R over us; and the factors discussed in “Risk Factors” in the Company’s Registration Statements on Form S-1.

Non-GAAP Financial Measures Description and Reconciliation

This press release includes presentations of Adjusted EBITDA, which is defined as net income before equity in earnings of unconsolidated subsidiary, income taxes, interest and other (expense) income, loss on early debt extinguishment, realized gains (losses) on investments, interest expense, equity-based compensation, related party management fees, restructuring charges and depreciation and amortization expense.

It also includes presentations of Adjusted Free Cash Flow, which is defined as cash flow from operations adjusted for cash used in non-acquisition related investing activities and certain out-of-period or non-recurring cash payments.

This press release also includes presentations of Adjusted EPS, which is defined as diluted earnings per share adjusted for the loss on early redemption of a portion of the 2019 Notes, amortization expense, equity-based compensation expense and restructuring charges, net of an estimated tax benefit.

These non-GAAP financial measures, Adjusted EBITDA, Adjusted Free Cash Flow, and Adjusted EPS are commonly used by management and investors as performance measures and liquidity indicators. The Company’s non-GAAP financial measures are not considered measures of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded therefrom are significant components in understanding and assessing our financial performance. These non-GAAP financial measures should not be considered in isolation or as an alternative to GAAP measures such as net income, cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in our consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in this press release.  Reconciliation for the forward-looking full-year 2014 Adjusted EBITDA and Adjusted EPS projections presented herein is not being provided due to the number of variables in the projected full-year 2014 Adjusted EBITDA and Adjusted EPS ranges and thus we do not currently have sufficient data to accurately estimate the individual adjustments for such a reconciliation. Since these non-GAAP financial measures are not measures determined in accordance with GAAP and are susceptible to varying calculations, these measures, as presented, may not be comparable to other similarly titled measures of other companies.

Envision Healthcare Holdings, Inc.

Consolidated Statements of Operations and Other Information

(unaudited; in thousands, except shares, per share data and other information)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Net revenue	$984,845	$871,918	$3,728,312	$3,300,121
Compensation and benefits	703,893	601,423	2,667,439	2,307,628
Operating expenses	111,720	116,419	424,865	421,424
Insurance expense	27,646	22,598	106,293	97,950
Selling, general and administrative expenses	20,138	20,870	106,659	78,540
Depreciation and amortization expense	36,080	31,907	140,632	123,751
Restructuring charges	681	3,335	5,669	14,086
Income from operations	84,687	75,366	276,755	256,742
Interest income from restricted assets	158	196	792	625
Interest expense	(38,175)	(56,319)	(186,701)	(182,607)
Realized gain on investments	195	28	471	394
Interest and other income (expense)	262	82	(12,760)	1,422
Loss on early debt extinguishment	(38,738)	(1,574)	(68,379)	(8,307)
Income before income taxes and equity in earnings of unconsolidated subsidiary	8,389	17,779	10,178	68,269
Income tax benefit (expense)	4,926	(5,511)	994	(27,463)
Equity in earnings of unconsolidated subsidiary	93	75	323	379
Net income	13,408	12,343	11,495	41,185
Less: Net income attributable to noncontrolling interest	(5,500)	—	(5,500)	—
Net income attributable to Envision Healthcare Holdings, Inc.	$7,908	$12,343	$5,995	$41,185

Basic earnings per common share	$0.04	$0.09	$0.04	$0.32
Diluted earnings per common share	$0.04	$0.09	$0.04	$0.31
Weighted average common shares outstanding, basic	180,382,885	130,256,607	150,156,216	130,228,970
Weighted average common shares outstanding, diluted	189,325,628	134,343,687	156,962,385	132,945,862

Other Information
EmCare weighted patient encounters	3,181,902	2,781,604	12,137,518	10,517,412
AMR weighted transports	716,325	698,125	2,811,212	2,847,752

Earnings Per Share Reconciliation

	Quarter ended December 31, 2013	Year ended December 31, 2013
Weighted average common shares outstanding, diluted	189,325,628	156,962,385

Net income attributable to Envision Healthcare Holdings, Inc.	$7,908	$5,995
Adjustments:
Loss on early debt extinguishment, net of tax of $(19,830) and $(29,225) for quarter and twelve months ended, respectively	18,908	39,154

Termination of CD&R Consulting Agreement, net of tax of $(8,548) for twelve months ended	—	11,452

Amortization expense, net of tax of $(10,156) and $(32,783) for quarter and twelve months ended 2013, respectively	9,683	43,920

Equity-based compensation expense, net of tax of $(544) and $(1,816) for quarter and twelve months ended 2013, respectively	518	2,432

Restructuring expense, net of tax of $(349) and $(2,423) for quarter and twelve months ended 2013, respectively	332	3,246
Net income attributable to Envision Healthcare Holdings, Inc., adjusted	$37,350	$106,199
Adjusted EPS	$0.20	$0.68

Envision Healthcare Holdings, Inc.

Reconciliation of Adjusted EBITDA to Net Income and Net Cash Provided by Operating Activities

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012

Adjusted EBITDA	$117,168	$113,116	$445,705	$404,452
Depreciation and amortization expense	(36,080)	(31,907)	(140,632)	(123,751)
Restructuring charges	(681)	(3,335)	(5,669)	(14,086)
Interest (income) expense from restricted assets	(158)	(196)	(792)	(625)
Equity-based compensation expense	(1,062)	(1,062)	(4,248)	(4,248)
Related party management fees	—	(1,250)	(23,109)	(5,000)
Noncontrolling interest	5,500	—	5,500	—
Income from operations	84,687	75,366	276,755	256,742
Interest income from restricted assets	158	196	792	625
Interest expense	(38,175)	(56,319)	(186,701)	(182,607)
Realized gain on investments	195	28	471	394
Interest and other income (expense)	262	82	(12,760)	1,422
Loss on early debt extinguishment	(38,738)	(1,574)	(68,379)	(8,307)
Income tax benefit (expense)	4,926	(5,511)	994	(27,463)
Equity in earnings of unconsolidated subsidiary	93	75	323	379
Noncontrolling interest	(5,500)	—	(5,500)	—
Net income attributable to Envision Healthcare Holdings, Inc.	$7,908	$12,343	$5,995	$41,185

Adjusted EBITDA	$117,168	$113,116	$445,705	$404,452
Related party management fees	—	(1,250)	(23,109)	(5,000)
Restructuring charges	(681)	(3,335)	(5,669)	(14,086)
Interest paid	(34,353)	(51,278)	(168,746)	(165,201)
Payment of dissenting shareholder settlement	—	—	(13,717)	—
Change in accounts receivable	(49,462)	(13,481)	(175,968)	(81,857)
Change in other operating assets/liabilities	(11,466)	21,040	3,363	72,514
Excess tax benefits from stock-based compensation	3,106	(873)	(62)	(873)
Income tax (benefit) expense, net of change in deferred taxes	(1,809)	(16,725)	(1,422)	4,469
Noncontrolling interest	5,500	—	5,500	—
Other	487	(26)	(11,760)	2,017
Net cash provided by operating activities	$28,490	$47,188	$54,115	$216,435

Envision Healthcare Holdings, Inc.

Reconciliation of Segment Adjusted EBITDA to Income from Operations

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
EmCare
Adjusted EBITDA	$75,266	$71,426	$294,033	$260,657
Depreciation and amortization expense	(17,230)	(14,312)	(66,653)	(55,719)
Restructuring charges	8	(1,237)	(926)	(1,519)
Interest (income) expense from restricted assets	(47)	(37)	(348)	11
Equity-based compensation expense	(457)	(477)	(1,827)	(1,897)
Related party management fees	—	(562)	(9,937)	(2,233)
Noncontrolling interest	5,500	—	5,500	—
Income from operations	$63,040	$54,801	$219,842	$199,300

AMR
Adjusted EBITDA	$41,902	$41,889	$151,745	$143,994
Depreciation and amortization expense	(18,850)	(17,595)	(73,979)	(68,032)
Restructuring charges	(689)	(2,098)	(4,743)	(12,567)
Interest income from restricted assets	(111)	(159)	(444)	(636)
Equity-based compensation expense	(605)	(585)	(2,421)	(2,351)
Related party management fees	—	(688)	(13,172)	(2,767)
Income from operations	$21,647	$20,764	$56,986	$57,641

Envision Healthcare Holdings, Inc.
Adjusted EBITDA and Income from operations	$—	$(199)	$(73)	$(199)

Total
Adjusted EBITDA	$117,168	$113,116	$445,705	$404,452
Depreciation and amortization expense	(36,080)	(31,907)	(140,632)	(123,751)
Restructuring charges	(681)	(3,335)	(5,669)	(14,086)
Interest income from restricted assets	(158)	(196)	(792)	(625)
Equity-based compensation expense	(1,062)	(1,062)	(4,248)	(4,248)
Related party management fees	—	(1,250)	(23,109)	(5,000)
Noncontrolling interest	5,500	—	5,500	—
Income from operations	$84,687	$75,366	$276,755	$256,742

Envision Healthcare Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited; in thousands)

	December 31,
	2013	2012

Assets
Current assets:
Cash and cash equivalents	$204,712	$57,832
Trade and other accounts receivable, net	801,146	625,144
Other current assets	76,425	70,283
Total current assets	1,082,283	753,259
Non-current assets:
Property, plant and equipment, net	194,715	191,864
Goodwill and other intangible assets, net	2,949,368	2,977,850
Other long-term assets	73,651	113,860
Total assets	$4,300,017	$4,036,833

Liabilities and Equity
Current liabilities	$426,329	$478,694
Long-term debt	1,895,381	2,647,098
Long-term deferred tax liability	151,130	156,761
Insurance reserves and other long-term liabilities	217,424	209,593
Total liabilities	2,690,264	3,492,146
Total equity	1,609,753	544,687
Total liabilities and equity	$4,300,017	$4,036,833

Envision Healthcare Holdings, Inc.

Condensed Consolidated Statements of Cash Flows and Reconciliation of Net Cash Provided by

Operating Activities to Adjusted Free Cash Flow

(unaudited; in thousands)

	Quarter ended December 31,		Year ended December 31,
	2013	2012	2013	2012
Cash Flows from Operating Activities
Net income	$13,408	$12,343	$11,495	$41,185
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	44,007	36,926	162,979	144,354
Loss on early debt extinguishment	38,738	1,574	68,379	8,307
Deferred income taxes	(6,735)	(11,214)	(2,416)	31,932
Payment of dissenting shareholder settlement	—	—	(13,717)	—
Changes in operating assets/liabilities, net of acquisitions:
Trade and other accounts receivable	(49,462)	(13,481)	(175,968)	(81,857)
Parts and supplies inventory	(837)	292	(1,326)	643
Prepaids and other current assets	9,984	12,540	987	5,839
Accounts payable and accrued liabilities	(29,284)	5,638	(6,764)	65,777
Insurance accruals	8,671	2,570	10,466	255
Net cash provided by operating activities	28,490	47,188	54,115	216,435

Cash Flows from Investing Activities
Purchases of property, plant and equipment	(20,386)	(15,904)	(65,879)	(60,215)
Proceeds from sale of property, plant and equipment	348	128	744	7,220
Acquisition of businesses, net of cash received	(7,740)	(172,443)	(35,098)	(193,002)
Net change in insurance collateral	825	1,339	3,705	91,940
Other investing activities	(1,613)	(575)	(2,069)	14
Net cash used in investing activities	(28,566)	(187,455)	(98,597)	(154,043)

Cash Flows from Financing Activities
Issuance of class A common stock	—	—	1,112,017	334
Borrowings under the Term Loan	—	—	150,000	—
Borrowings under the ABL Facility		130,000	345,440	130,000
Proceeds from issuance of PIK Notes and senior notes	—	450,000	—	450,000
Repayments of the Term Loan	(3,343)	(52,968)	(13,371)	(262,884)
Repayments of the ABL credit facility	—	(5,000)	(470,440)	(5,000)
Repayment of PIK Notes and senior notes	(327,250)	—	(777,250)	(15,000)
Payments for debt extinguishment premiums	(27,016)		(39,402)	—
Dividend paid	—	(428,782)	—	(428,782)
Equity issuance costs	(1,711)	—	(65,131)	—
Debt issue costs	—	(21,124)	(5,011)	(21,219)
Proceeds from noncontrolling interest	3,000	—	3,000	6,530
Payment of dissenting shareholder settlement	—	—	(38,336)	—
Other financing cash flow activities	(14,653)	(2,455)	(10,154)	7,438
Net cash (used in) provided by financing activities	(370,973)	69,671	191,362	(138,583)

Change in cash and cash equivalents	(371,049)	(70,596)	146,880	(76,191)
Cash and cash equivalents, beginning of period	575,761	128,428	57,832	134,023
Cash and cash equivalents, end of period	$204,712	$57,832	$204,712	$57,832

Operating and non-acquisition investing cash flow	$7,664	$32,176	$(9,384)	$255,394

Non-recurring cash flow adjustments:
Termination of CD&R Consulting Agreement	—	—	20,000	—
Operating cash outflow for dissenting shareholder settlement	—	—	13,717	—
FEMA and contract exit costs	—	—	24,500	—

Adjusted Free Cash Flow	$7,664	$32,176	$48,833	$255,394

END